Exhibit 99.1

         Crosstex Increases Distributions for Sixth Consecutive Quarter; Corporation Increases Dividends for Second Consecutive Quarter

      DALLAS, Oct. 27 /PRNewswire-FirstCall/ -- The Crosstex Energy companies, Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) and Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation), today announced an increase in third quarter distributions and dividends. The companies have increased distributions and dividends every quarter since the initial public offering of each company.

     Third quarter distributions and dividends are as follows.
     -- Quarterly distributions on the Partnership's common and subordinated units will increase from $0.42 per unit to $0.43 per unit, payable November 18 to unitholders of record on November 5.
     -- Quarterly dividends on the Corporation's common stock will increase from $0.33 per common share to $0.35 per common share, payable November 18 to shareholders of record on November 5.

    "Quarterly distributions from the Partnership have increased 23 percent since the third quarter of last year, and in just six months since the first declared dividend by the Corporation, quarterly dividends have increased 17 percent," said Barry E. Davis, President and Chief Executive Officer of the Crosstex Energy companies. "Again, these increases are a direct reflection of the growth in third quarter operating results and our commitment to share that growth with our unitholders and shareholders."

    About the Crosstex Energy Companies
    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 60 natural gas amine treating plants. Crosstex currently provides services for over 1.5 BCF/day of natural gas.
    Crosstex Energy Inc. owns the general partner, a 54.3 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

     Contact: Barry E. Davis, President and Chief Executive Officer William W. Davis, Executive V.P. and Chief Financial Officer
               Phone:  (214) 953-9500

SOURCE  Crosstex Energy, Inc.
    -0-                             10/27/2004
      /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, Inc., +1-214-953-9500/
    /First Call Analyst: /
    /FCMN Contact: jennifert@vollmerpr.com /
    /Web site:  http://www.crosstexenergy.com /
    (XTEX XTXI)

CO:  Crosstex Energy, Inc.; Crosstex Energy, L.P.
ST:  Texas
IN:  OIL
SU:  DIV